Subject to Completion Preliminary Term Sheet dated December 13, 2022	Filed Pursuant to Rule 433
Registration Statement No. 333-257113
(To Prospectus dated September 2, 2021,
Prospectus Supplement dated September 2, 2021 and
Product Supplement EQUITY LIRN-1 dated November 14, 2022)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	January , 2023 January , 2023 January , 2025
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Sustainability Issuance

Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM

▪      Maturity of approximately two years

▪      2-to-1 upside exposure to increases in the Index, subject to a capped return of [21.00% to 25.00%]

▪      1-to-1 downside exposure to decreases in the Index beyond a 10.00% decline, with up to 90.00% of your principal at risk

▪      All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

▪      No periodic interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

▪      Limited secondary market liquidity, with no exchange listing

▪      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $8.593 and $8.959 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to CIBC	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

January       , 2023

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Summary

The Sustainability Issuance—Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Morningstar® Women's Empowerment IndexSM (the “Index”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes		Redemption Amount Determination

Issuer:	Canadian Imperial Bank of Commerce (“CIBC ”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The Morningstar® Women's Empowerment IndexSM (Bloomberg symbol: “MSEGWEPU”), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:	The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-23 of product supplement EQUITY LIRN-1.
Threshold Value:	90% of the Starting Value, rounded to three decimal places.
Participation Rate:	200%
Capped Value:	[$12.10 to $12.50] per unit, which represents a return of [21.00% to 25.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging-related charge of $0.075 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Use of Proceeds:

We intend to allocate the net proceeds from the sale of the notes to finance and/or refinance, in part or in full, existing or future Eligible Assets.  Please see the “Use of Proceeds” section below for additional information.

Capped Leveraged Index Return Notes®	TS-2

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY LIRN-1 dated November 14, 2022: https://www.sec.gov/Archives/edgar/data/1045520/000110465922118064/tm2229272d26_424b5.htm

▪	Prospectus supplement dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

▪	Prospectus dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a substantial loss of principal if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal repayment or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

The notes may not be an appropriate investment for all investors seeking exposure to Eligible Assets. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and a hypothetical Capped Value of $12.30 per unit (the midpoint of the Capped Value range of [$12.10 to $12.50]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 90.00, the Participation Rate of 200%, a hypothetical Capped Value of $12.30 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
111.50	11.50%	$12.30(3)	23.00%
120.00	20.00%	$12.30	23.00%
150.00	50.00%	$12.30	23.00%
200.00	100.00%	$12.30	23.00%

(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Capped Leveraged Index Return Notes®	TS-4

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	50.00
= $6.00 Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	97.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	102.00

= $10.40 Redemption Amount per unit

Example 4
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	150.00

= $20.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $12.30 per unit

Capped Leveraged Index Return Notes®	TS-5

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Index as measured shortly before the maturity date, you may lose up to 90% of the principal amount.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-14, are included in the public offering price of the notes.

▪	Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the level of the Index, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪	Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights to receive any of the securities represented by the Index, and you will not be entitled to receive dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Capped Leveraged Index Return Notes®	TS-6

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY LIRN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The notes may not be an appropriate investment for all investors seeking exposure to Eligible Assets.

CIBC will exercise its judgment and sole discretion in determining whether specific assets, businesses or projects meet the applicable “Eligibility Criteria” for Eligible Assets pursuant to the Framework. If the use of the net proceeds of this offering is a factor in your decision whether to invest in the notes, you should determine for yourself the relevance of the information set forth under “Use of Proceeds”, consult with your legal counsel or other advisors and undertake any other investigation you deem necessary before investing in the notes.

There is currently no clearly-defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green,” “social”, “sustainable” or an equivalently-labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social”, “sustainable” or such other equivalent label, nor is there any certainty that such a clear definition or consensus will develop over time. Accordingly, CIBC cannot assure you that the Eligible Assets that it selects to be financed and/or re-financed from the net proceeds of the notes will at any time or from time to time meet your expectations concerning environmental, social or sustainability benefits or expectations for sustainable finance products. Furthermore, CIBC has the ability to amend the Framework, including the applicable Eligibility Criteria, in the future. In addition, adverse environmental, social, sustainability or other impacts may occur during the implementation of any projects or uses related to any Eligible Asset, and any Eligible Asset may become controversial or criticized by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any report, assessment, opinion or certification of any third party (whether or not solicited by CIBC) which may be made available in connection with the issuance of the notes and in particular with any of the businesses and projects funded with the proceeds from the notes to fulfil any environmental, social and/or other criteria. For the avoidance of doubt, none of the Framework, the second party opinion or any other report, assessment, opinion or certification is, nor shall they be deemed to be, incorporated in and/or form part of this term sheet. Any such report, assessment, opinion or certification is not, nor should be deemed to be, a recommendation by CIBC or any other person to buy, sell or hold the notes. The second party opinion and any such other report, assessment, opinion or certification is only current as at the date that it was initially issued.

Prospective investors must determine for themselves the relevance of any such report, assessment, opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in any notes. The providers of such reports, assessments, opinions and certifications are not currently subject to any specific regulatory or other regime or oversight.

CIBC has significant flexibility in allocating the net proceeds from the notes in accordance with the Framework, including reallocating such net proceeds in the event it determines that an allocated asset no longer meets the applicable Eligibility Criteria, and otherwise managing the proceeds in accordance with the Framework, which may from time to time include procedures for managing proceeds in the event that the aggregate Eligible Asset pool does not meet or exceed the net proceeds of all relevant outstanding sustainability issuances. In addition, there can be no assurance that the net proceeds of the issuance of the notes will be capable of being allocated in accordance with any timing schedule, and accordingly there can be no assurance that such net proceeds will be totally or partially disbursed for any Eligible Assets. Because a sustainability issuance pursuant to the Framework may be allocated to “green” and/or “social” Eligible Assets, it is possible that the entire proceeds of the notes could be allocated solely to green Eligible Assets or solely to social Eligible Assets (i.e., not to both). There also can be no assurance that any Eligible Assets will be completed within any specified time period or at all, or that such Eligible Assets will achieve the results or outcome, environmental, social or otherwise, originally expected or anticipated by CIBC or as contemplated by the information set forth under “Use of Proceeds”.

While the intention of CIBC is to allocate an amount at least equal to the net proceeds of the notes as described in “Use of Proceeds,” there is no contractual obligation to allocate that amount to finance Eligible Assets or to provide annual progress reports as described herein. Any failure to apply the net proceeds of the issuance of the notes to any Eligible Assets, any failure of Eligible Assets to achieve the results or outcome originally expected or anticipated by CIBC, or any withdrawal of any independent assurance over the allocation of net proceeds to Eligible Assets, in accordance with the Eligibility Criteria, may have an adverse effect on whether the notes meet your expectations concerning environmental, social or sustainability benefits. Neither any such failure (i) to apply the net proceeds of the issuance of the notes to any Eligible Assets, (ii) of Eligible Assets to achieve the results or outcome originally expected or anticipated by CIBC, (iii) to obtain and publish the relevant reports, assessments, assurance, opinions and certifications in, or substantially in, the manner described in “Use of Proceeds” and the Framework, nor any withdrawal of any assurance will constitute an event of default with respect to the notes or give rise to any other claim of a holder of the notes against CIBC. The withdrawal of any report, assessment, assurance, opinion or certification as described above, or any such report, assessment, assurance, opinion or certification attesting that CIBC is not complying in whole or in part with any matters for which such report, assessment, assurance, opinion or certification is reporting, assessing, opining or certifying on may have a material adverse effect on the value of the notes

Capped Leveraged Index Return Notes®	TS-7

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

The investment strategy represented by the Index may not be successful, and the notes may not be an appropriate investment for all investors seeking exposure to companies with gender diversity and equal opportunity employment policies.

The Index is designed to deliver exposure to large- and mid-cap U.S. companies that have strong gender diversity and equal opportunity employment policies embedded in their corporate culture. The determination as to whether a given company has strong gender diversity and equal opportunity employment policies embedded in their corporate culture and should therefore be considered for inclusion in the Index will be based on the Equileap Gender Scorecard (as further described in “The Index” below). Any such determination may differ from any present or future views, expectations or requirements by investors or others regarding the social and governance characteristics of the companies included in the Index. In addition, the Index may include constituents that differ significantly from those of alternative strategies with similar objectives, and may underperform such alternative strategies (and any other strategies), perhaps significantly. Accordingly, the investment strategy represented by the Index may not be successful. Furthermore, the Index’s investment strategy or criteria for following such investment strategy may change subsequent to your purchase of the notes, and the Index Sponsor has no obligation to consider your interests in making any such changes. Before investing in the notes, you should undertake independent investigation of the Index to ensure you understand its investment strategy and criteria for following such investment strategy and understand that such strategy and criteria are subject to change. There is no assurance that the Index will achieve any positive returns over any period.

An investment in the notes is subject to risks associated with mid-capitalization stocks.

Some of the stocks that constitute the Index are issued by mid-capitalization companies. Mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions. This may adversely affect the return on the notes.

Capped Leveraged Index Return Notes®	TS-8

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, Morningstar, Inc. (the “Index sponsor” or “Morningstar”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” beginning on page PS-25 of product supplement EQUITY LIRN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is designed to deliver exposure to large- and mid-cap U.S. companies that have strong gender diversity and equal opportunity employment policies embedded in their corporate culture, as measured by Equileap’s data and scoring methodology. The Index is published by Morningstar® Indexes. The Index began on August 14, 2018.

General

The Index targets 200 stocks, subject to sector constraints, based on a transparent ranking system subject to selection and eligibility criteria at reconstitution. Companies are selected on the basis of their score on the Equileap Gender Scorecard, which is driven by 19 criteria across four broad categories: gender balance in leadership and workforce; equal compensation and work-life balance; policies promoting gender equality; and commitment to transparency and accountability. Examples of indicators include the number of women on the corporate board of directors, the gender balance of senior management in comparison to the company’s workforce makeup, and policies around paid maternity leave.

The actual number of index constituents may not always be 200, depending on eligibility criteria, weighting considerations, the number of share classes of stock a company offers, or mergers and acquisitions. To reduce turnover, constituents may remain in the Index so long as their relative rank does not deteriorate significantly. The actual number of securities may be higher than 200 if there are multiple share classes of a company.

Index Construction

At each reconstitution, constituents of the Index are derived from the Morningstar® US Large-Mid IndexSM (benchmark), which targets 90% of U.S. equity market capitalization. To be eligible for the Index, a company must have undergone an assessment by data provider Equileap. Companies are ineligible if they are involved in weapons, gambling, or tobacco or if they have been named by Norway’s Council on Ethics for the Government Pension Fund for human rights violations, environmental damage, or corruption. Companies are also ineligible if they have been involved in any of the following within the past two years: a legal judgment or official ruling regarding gender discrimination or sexual harassment; two or more legal cases brought against the company regarding gender discrimination or sexual harassment against any employees that have been settled; or two or more legal judgments or official rulings regarding gender discriminatory practices in marketing and advertising.

Eligibility Criteria

To be included in the Index at each reconstitution, a security must meet the following criteria:

▪	the security must be a common stock, REIT, or tracking stock;
▪	the security must trade on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Market LLC;
▪	the issuer of the security must be classified, as reasonably determined by Morningstar, as a company whose primary stock market activities are carried out in the U.S. and any of the following conditions are met:
o	it is incorporated in the U.S. or the following U.S. territories: Guam, Puerto Rico, or U.S. Virgin Islands;
o	it is incorporated in any other country but files a Form 10-K/10-Q or equivalents, and its primary business activities as measured by the geographic distribution of revenue and assets are conducted in the U.S. For cases where the distribution of revenue and assets do not indicate towards U.S., the decision of the Morningstar Index committee is deemed final. Companies that remain unclassified at the end of the exercise are ineligible for the Index;
▪	the following security types do not qualify: American depository shares; fixed-dividend shares; convertible notes, warrants and rights; limited partnership/master limited partnership and limited liability companies; business development companies; pooled investment vehicles; or royalty and statutory trusts (American depository receipts are eligible if no equity listing is available for the company);
▪	the security must have 10 or less nontrading days in the prior quarter;
▪	the security must be among the top 75% of the companies in the investable universe based on its liquidity score, which is the average of its rank on each of the following measures:
o	the average monthly trading volume in U.S. dollars during the six calendar months immediately before reconstitution or, in the case of corporate entities younger than six months, since the security was first issued (partial month periods are prorated by number of trading days in the month);
o	the lowest two months’ total trading volume during the six calendar months immediately before reconstitution (the months need not be sequential).

Liquidity criterion is waived for corporate takeovers, spin-offs, or other corporate actions where the successor entity issues one or more securities that meet the following criteria:

o	the new entity is in either the mid- or large-cap band; and

Capped Leveraged Index Return Notes®	TS-9

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

o	the new entity’s float value is greater than or equal to the smallest float in the mid-cap band.
▪	For companies with multiple share classes of equity securities, the following general rules apply:
o	All trading classes that meet the general eligibility criteria are considered for inclusion.
o	The market capitalization of a company is determined by aggregating all listed share classes. This aggregate market capitalization is used to assign companies to market-capitalization bands, which is described in detail in the following section.
o	The weight contribution of a given share class in an index is based on the free-float market capitalization of that share class.

▪	the security must have been assigned a score on the Equileap Gender Scorecard;

▪	the security must be among the top 200 of the companies based on its gender equality score. If two or more companies have the same score, priority is given to the companies with higher float market capitalization. The process is repeated until 200 companies are selected from the Morningstar® US Large-Mid IndexSM (benchmark), subject to the following constraints:

o	Sector active weight constraints. To minimize deviation from corresponding weights in the Morningstar® US Large-Mid IndexSM, the sector weights in the Index are maintained within a lower and upper bound calculated as:

▪	Lower bound = Max (Weight in the benchmark - 2%, Weight in the benchmark /2)

▪	Upper bound = Min (Weight in the benchmark + 2%, Weight in the benchmark *2)

o	if there are not enough eligible securities available to meet the minimum sector weight constraint, the constraint is relaxed;

▪	Buffer rules. A current constituent has absolute priority to remain in the portfolio over new entrants, so long as its gender equality score percentile rank is better than the portfolio's coverage of the benchmark in its peer group plus the buffer margin of 25%.

Index Weighting

Securities are weighted according to float-adjusted market capitalization. Index weight devoted to individual companies is capped at 5% of overall Index weight. The Index’s sector weights are kept within plus or minus 2 percentage points from their weight in the Morningstar® US Large-Mid IndexSM . If individual company weights exceed 5%, weights are redistributed among remaining companies belonging to the same sector. If this redistribution is not feasible, the excess weights will be redistributed across the portfolio, in which case sector constraints may be relaxed. These constraints can be relaxed depending on the number of eligible securities.

Index Reconstitution and Rebalancing

The Index is rebalanced (weights reset) quarterly in March, June, September, and December, and reconstituted (membership reset) annually in December, on the Monday following the third Friday on the month. If Monday is a holiday, it is effective on the immediate following business day. Market data used is as of the last trading day of February, May, August, and November. Because the reconstitution of the Index is less frequent than the Morningstar® US Market IndexSM (which is done semiannually), the securities excluded from the Morningstar® US Market IndexSM at the reconstitution effective date are also deleted from the Index. During quarterly reviews, weights are rebalanced to enforce 5% security capping.

Corporate Action

Morningstar Indexes defines a corporate action as an action on shareholders with a prescribed ex-date (e.g., rights issue, special dividend, stock split). In general, share changes and float changes are grouped into mandatory and nonmandatory categories. Mandatory events include merger- and acquisition-driven share/ Investable Weighting Factor (IWF) changes, stock splits, and mandatory distributions. Mandatory events are implemented regardless of impact. Nonmandatory share/IWF changes follow the 5% rule below, which is intended to reduce unnecessary turnover by aggregating smaller share changes and implementing them with the next quarterly rebalancing. Confirmed share changes that are at least 5% of the total shares outstanding are implemented weekly. Total shares outstanding (not float-adjusted shares) are used to determine whether the share change meets this 5% threshold. The 5% rule applies to share changes only. Share changes of 5% or greater resulting from aggregated smaller share change events are implemented when the cumulative change is validated. Share changes are applied weekly and announced after the market close on Fridays for implementation after the close of trading the following Friday (that is, one week later). Examples of such changes include, but are not limited to, public offerings (also known as secondary offerings or follow-on offerings), tender offers, Dutch auctions, exchange offers, bought deal equity offerings, prospectus offerings, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of derivative securities, at-the-market stock offerings, and acquisitions of private companies or non-index companies that do not trade on a major exchange. If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure, and the implementation date will remain after the close of trading the following Friday (one week later).

Free float of each constituent share class is reviewed annually. Changes are effective at the time of September reconstitution. Changes in the float factor resulting from corporate actions where free float change exceeds 5 percentage points are implemented either on the effective date of the corporate action in the case of a mandatory event or weekly in the case of a nonmandatory event; changes of less than 5 percentage points are implemented at the next annual review. These changes are not implemented during the freeze period that begins after the market close on the Tuesday before the second Friday of the rebalancing month and ends after the market close of the

Capped Leveraged Index Return Notes®	TS-10

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

third Friday of the rebalancing month. This freeze period is not applicable for the mandatory corporate actions like mergers, stock split, or rights issues.

Share and float factor changes of less than 5% are accumulated and implemented at the quarterly rebalance effective date, that is, on first business day after the third Friday of March, June, September, and December. This is intended to reduce unnecessary turnover by aggregating smaller share changes.

Index Calculation and Price Data

Morningstar Indexes uses the concept of an "index divisor" to calculate daily index levels. The performance of the Index is linked to change in the market value of its constituents. The portfolio market value of the Index—which is actually the sum of its constituents’ Index market value—is adjusted by changing the Index divisor to calculate the index levels. The Index divisor for a given day (t) is defined as:

Where:

T = Time the Index is calculated

D(t) = Divisor at time (t)

Initial M(t) = Initial market value of the Index at time (t)

I(t-1) = Index level at the close of day (t-1)

The index divisor remains unchanged unless there is a change in Index composition, which can be due to corporate actions, changes in shares outstanding and the float factor, or the addition or deletion of securities from the Index. In such cases, the divisor is adjusted to avoid distortions caused by such events and to keep the Index level from changing because of factors that are not the result of stock market price action. In a float-adjusted market capitalization Index, the price movement of a larger security will have a larger impact than that of a small security. The following formula is used to calculate the Index level:

Where:

Pi = Share price of security i in Index currency

Qi = Total shares outstanding of security i (adjusted for float if float market-cap weighted)

N = Number of securities in the Index

If the number of stocks in the Index changes because of the addition or deletion of securities, the total market value of the Index changes, but the Index level should not change on such occasions. This is achieved by adjusting the divisor for the next day.

Capped Leveraged Index Return Notes®	TS-11

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

The following graph shows the daily historical performance of the Index in the period from August 29, 2018 through December 12, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2022, the closing level of the Index was 1,480.91.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Morningstar, Inc. or any of its affiliates (all such entities, collectively, “Morningstar”). Morningstar makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the Index to track general stock market performance. Morningstar’s only relationship to CIBC is the licensing of certain trademarks, service marks and service names of Morningstar and of the Index, which is determined, composed and calculated by Morningstar without regard to CIBC or the notes. Morningstar has no obligation to take the needs of CIBC or the owners of the notes into consideration in determining, composing or calculating the Index. Morningstar is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are converted into cash. Morningstar has no obligation or liability in connection with the administration, marketing or trading of the notes.

MORNINGSTAR EXPRESSLY DISCLAIMS ANY WARRANTY REGARDING THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND MORNINGSTAR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. MORNINGSTAR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CIBC, OWNERS OR USERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. MORNINGSTAR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORNINGSTAR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Capped Leveraged Index Return Notes®	TS-12

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Capped Leveraged Index Return Notes®	TS-13

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 of product supplement EQUITY LIRN-1 and “Use of Proceeds” on page S-16 of prospectus supplement.

Capped Leveraged Index Return Notes®	TS-14

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Use of Proceeds

We intend to allocate the net proceeds from the sale of the notes to finance and/or refinance, in part or in full, existing or future “Eligible Assets,” which refer to loans and/or investments in businesses, projects and assets that satisfy CIBC’s green and/or social issuance eligibility criteria (the “Eligibility Criteria”) in accordance with CIBC’s Sustainability Issuance Framework dated September 2021 (as may be amended from time to time, the “Framework”). The notes constitute a sustainability issuance pursuant to the Framework. Where the Eligible Asset is a loan or investment in a business, the business must derive 90% or more of its revenues from activities that meet the Eligibility Criteria (unless the eligible categories are based on ownership composition). The information below is a summary of the Framework.

Green Issuance Eligibility Criteria

In accordance with and as described below and in the Framework, green issuances will raise capital for CIBC to be used in a manner that seeks to preserve and enhance the natural environment and help address climate change in the following categories:

•	Clean Energy: The development, construction, acquisition, operation, maintenance and distribution of the following renewable energy sources: solar; offshore and onshore wind; geothermal with direct emissions <100g CO2/kWh; tidal; hydrogen generated using renewable energy, small scale (<25 MW) and run-of-river hydroelectric projects as well as the refurbishment, operation or maintenance of existing hydroelectric facilities; waste biomass and renewable biofuels whose sources include sustainable agriculture and forestry residues with direct emissions <100g CO2/kWh.

•	Energy efficiency: Activities that reduce energy consumption or mitigate greenhouse gas emissions by more than 30% or help manage and store energy.

•	Pollution prevention and control: The construction, development, operation, acquisition and maintenance of land, facilities, systems or equipment used for: collection, treatment/remediation, recycling or reuse of emissions, waste, hazardous waste or contaminated soil; facilities, systems and equipment that are used to divert waste from landfills or reduce emissions; renewable natural gas; methane capture projects used for energy generation or captured from closed/decommissioned landfill with high gas capture efficiency of 75% or more; carbon capture and utilization (CCU) or carbon capture and storage (CCS) technologies that deliver a net reduction in greenhouse gas emissions.

•	Environmentally sustainable management of living natural resources and land use: Activities that contribute to the sustainable management of living natural resources and land use and natural ecosystem protection.

•	Terrestrial and aquatic biodiversity conservation: Activities that contribute to the enhancement or conservation of terrestrial or aquatic biodiversity.

•	Clean transportation: The development, construction, acquisition, operation and maintenance of facilities or systems dedicated to low carbon transport.

•	Sustainable water and waste water management: Activities that improve water quality, efficiency and conservation.

•	Green buildings: the development, construction, acquisition, operation and maintenance of residential or commercial buildings that meets any of the following:

o	Received, or expect to receive based on design or construction, certification according to third party verified building standards: Leadership in Energy and Environmental Design (LEED) Gold or Platinum or equivalent levels in other certification programs such as BOMA BEST (Gold or Platinum), or BREEAM (Excellent or above) • ENERGY STAR (85 or above); Passive House Institute – EnerPHit; Toronto Green Standard (v3) Tier 2 or higher; BC Step Code (Step 3 or above);

o	The development, construction, acquisition, operation and maintenance of industrial buildings that have received or are expected to receive LEED Silver certification will also be confirmed to have been designed to achieve at least a 20% energy efficiency improvement compared to ASHRAE 90.1-2010

•	Circularity: Projects or businesses which facilitate or carryout circular economy activities, including: substitution of virgin raw materials with 100% secondary (recycled or reused waste) materials (fabrics, metals, fibres, wood, and plastic) in manufacturing and industrial processes; and production of products that can be recycled or composted, where the input feedstock is from recycled/reused waste.

Social Issuance Eligibility criteria

In accordance with and as described below and in the Framework, social issuances will be used to raise capital in a manner that seeks to provide social benefits and help build more inclusive and strengthened communities in the following categories:

•	Essential services: the construction, development, operation, acquisition and maintenance of publicly available, free or subsidized essential services which are targeted to low-income and underserved communities.

•	Affordable housing & basic infrastructure: the construction, development, operation, acquisition, refurbishment and maintenance of:

Capped Leveraged Index Return Notes®	TS-15

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

o	Housing, shelters, transitional housing, subsided rentals/ownership homes, that meets accredited or registered affordable housing definitions or that contributes to access for low-income residents (based on relevant definitions within the jurisdiction in which its built, such as Statistics Canada’s low income definition). For certainty, loans and financing provided for programs which facilitate development of affordable housing (such as CMHC’s Investment in Affordable Housing Initiative or other similar regional programs) would apply.

o	Projects for underserved, vulnerable, or rural communities with inadequate existing basic infrastructure, which results in increased access to improved drinking water sources, plumbing and sanitation, electricity transmission and distribution (connected to existing regional power grid), communication networks (including mobile and internet access), or rural transportation infrastructures (including feeder roads).

•	Indigenous communities & businesses: Lending/financing to an Indigenous government and/or micro-, small-, and medium-sized enterprise majority owned by said government or indigenous individuals.

•	Majority women-owned businesses: Proceeds may be allocated to micro-, small-, and medium-sized businesses that are at least 51% owned and operated by women.

Eligibility criteria – Sustainability issuance

Sustainability issuances will be used to raise capital for businesses, projects and assets that qualify under the above green and/or social issuance eligibility criteria.

Process for Project Evaluation and Selection

CIBC’s Sustainability Working Group (“SWG”) oversees the implementation of the Framework, and is responsible for (i) review and approval of the Framework and any subsequent amendments; (ii) review, selection, and approval of the Eligible Assets pool; (iii) review and approval of the annual reporting required under the Framework; (iv) review of the post-issuance assurance report and resolution of any issues therein; and (v) monitoring ongoing sustainable finance market practices.

Management of Proceeds

CIBC expects to track Eligible Assets dynamically on a portfolio basis using internal systems. The Eligible Asset pool is reviewed quarterly by SWG. CIBC intends to allocate the net proceeds of any issuance within 18 months. If for any reason the aggregate Eligible Asset pool does not meet or exceed the net proceeds of all relevant outstanding sustainability issuances, the excess proceeds of any relevant sustainability issuances will be deposited in CIBC’s general fund account invested in accordance with CIBC Treasury’s existing liquidity management procedures.

Payment of principal and interest, if any, on the notes will be made from CIBC’s general fund account and will not be directly linked to the performance of any Eligible Asset.

Reporting

CIBC intends to report on the allocation and impact of issuances made under the Framework on an annual basis until the maturity of all issuances in accordance with the Framework. Reporting will be published on CIBC’s website and may include: (i) net proceeds raised from each Green, Social and Sustainability issuance; (ii) aggregate amount of net proceeds allocated by each Eligibility Category; (iii) allocation by geographic location; (iv) balance of unallocated proceeds; and (v) to the extent available and subject to any applicable confidentiality obligations and any other non-disclosure obligations, relevant environmental and social impacts which may include certain quantitative performance measures.

Further Information

The Framework outlines the methodology and procedures CIBC expects to apply to issuances of sustainable fund raising by CIBC, including the notes. The Framework was developed to align with the International Capital Market Association Green Bond Principles 2021, Social Bond Principles 2021 and Sustainability Bond Guidelines 2021 (collectively, the “Principles”). The Principles are voluntary process guidelines for the issuance of social bonds, green bonds and sustainability bonds. The Framework as in effect from time to time is available on our website at: https://www.cibc.com/content/dam/about_cibc/investor_relations/pdfs/debt_info/cibc-sustainability-issuance-framework-en.pdf.

Sustainalytics, an independent provider of sustainability research, analysis and services to investors and financial institutions globally, has provided a “second-party opinion” on the alignment of CIBC’s Framework to the Principles.

On an annual basis, CIBC intends to obtain independent assurance over the allocation of net proceeds to Eligible Assets, in accordance with the Eligibility Criteria.

Information contained on, or accessible through, our website, including the Framework, the second party opinion and our report, or on the website of our second party opinion provider, is not incorporated in, and is not part of, this term sheet.

Capped Leveraged Index Return Notes®	TS-16

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a “specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Capped Leveraged Index Return Notes®	TS-17

Sustainability Issuance Capped Leveraged Index Return Notes® Linked to the Morningstar® Women's Empowerment IndexSM, due January , 2025

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement EQUITY LIRN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary – Non-U.S. Holders” in product supplement EQUITY LIRN-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Capped Leveraged Index Return Notes®	TS-18